UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2015

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16803 Dallas Parkway Addison, Texas	75001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Items 2.03 and 3.02 is hereby incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

Convertible Notes

On February 20, 2015, TransAtlantic Petroluem Ltd. (the “Company”) sold an additional $5.3 million of convertible notes (the “Notes) in a non-brokered private placement, bringing the total sale of the Notes to $55.0 million. The Company completed the private placement on February 20, 2015.

Exchange Notes and the Indenture

On February 6, 2015, the Company offered to exchange any and all of the $55.0 million outstanding principal amount of the Notes for an amount of new, substantially identical notes (the “Exchange Notes”) for a period from February 6, 2015 through 5:00 p.m. New York time on February 20, 2015. The Exchange Notes were issued pursuant to an indenture, dated as of February 20, 2015 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

The Exchange Notes bear interest at an annual rate of 13.0%, payable semi-annually, in arrears, on January 1 and July 1 of each year, commencing on July 1, 2015. The Exchange Notes will mature on July 1, 2017, unless earlier redeemed or converted.

Holders may, at any time after July 1, 2015 and from time to time at such holder’s option, convert, subject to certain terms and conditions, any or all of the principal of any Exchange Note into fully paid and nonassessable common shares, par value $0.10 per share, of the Company (“common shares”) at the conversion price. The initial coversion price is $6.80 per common share, subject to adjustment as described in the Indenture. Prior to or contemporaneously with the conversion of any of the principal of an Exchange Note, all accrued but unpaid interest on the principal amount being converted will be paid in cash. The Exchange Notes may not be converted into common shares on the maturity date or the redemption date.

The Exchange Notes are the Company’s senior unsecured obligations. The Exchange Notes (i) rank equal in right of payment with all of the Company’s existing and future senior indebtedness; (ii) rank senior in right of payment to any future subordinated indebtedness; (iii) are effectively subordinated to any future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and (iv) are structurally subordinated to all existing and future indebtedness and other liabilities of each of the Company’s subsidiaries.

At any time on or after July 1, 2015, the Company may redeem all or a part of the Exchange Notes at the redemption prices specified below (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date.

Period Beginning	Redemption Price
July 1, 2015	107.5%
January 1, 2016	105.0%
July 1, 2016	102.5%
January 1, 2017	100.0%

If the Company experiences a fundamental change (as defined in the Indenture), it will be required to make an offer to repurchase the Exchange Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date of repurchase. Additionally, if the Company sells certain assets in exchange for $50.0 million or more in cash consideration, in certain circumstances, it will be required to use a portion of the net cash proceeds of such sale to make an offer to repurchase Exchange Notes at a price equal to the price the Company would be required to pay for an optional redemption at such time, plus accrued and unpaid interest, if any, up to but excluding the date of repurchase.

The Indenture provides for customary events of default.

The Indenture contains limited covenants, including a covenant that will limit the Company’s ability to incur liens securing funded debt.

The foregoing description of the Indenture and the Exchange Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture and the form of Exchange Note, which are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 2.03 is hereby incorporated by reference into this Item 3.02.

The issuance of the Notes and the Exchange Notes were made pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933, as amended (“Regulation D”), for sales to “accredited investors” (as such term is defined in Rule 501 of Regulation D). Each purchaser has represented to the Company that it is an “accredited investor.” The Notes and the Exchange Notes also contained appropriate transfer restriction legends.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of February 20, 2015, between TransAtlantic Petroleum Ltd. and U.S. Bank National Association, as trustee

4.2	Form of 13.0% Convertible Note due 2017 (included in Exhibit No. 4.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2015

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ Matthew W. McCann
Matthew W. McCann
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of February 20, 2015, between TransAtlantic Petroleum Ltd. and U.S. Bank National Association, as trustee

4.2	Form of 13.0% Convertible Note due 2017 (included in Exhibit No. 4.1)